PROSPECTUS and	PRICING SUPPLEMENT NO. 30
PROSPECTUS SUPPLEMENT, each	Dated December 10, 2013
Dated April 21, 2011 as supplemented	Registration Statement No. 333-173672
by Supplement No. 1 dated April 3, 2013	Filed Pursuant to Rule 424(b)(2)

U.S. $3,200,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$750,000,000 1.950% Senior Notes Due December 13, 2018

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, and Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESF7 / US24422ESF78

Date of Issue:	December 13, 2013

Maturity Date:	December 13, 2018

Principal Amount:	$750,000,000

Price to Public:	99.787% plus accrued interest from December 13, 2013

Interest Payment Dates:	Semi-annually on each June 13 and December 13, commencing on June 13, 2014

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.950% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$225,000,000
Goldman, Sachs & Co.	225,000,000
Mitsubishi UFJ Securities (USA), Inc.	225,000,000
BBVA Securities Inc.	25,000,000
Morgan Stanley & Co. LLC	25,000,000
US Bancorp Investments, Inc.	25,000,000
Total	$750,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.437% plus accrued interest from December 13, 2013 if settlement occurs after that date.